Exhibit 99.2


                                                                EXECUTION COPY


--------------------------------------------------------------------------------



                          SECURITIES PURCHASE AGREEMENT


                          dated as of December 20, 2000


                                  by and among


                              THE FINOVA GROUP INC.


                                       and


                          LEUCADIA NATIONAL CORPORATION



--------------------------------------------------------------------------------







NY2:\991489\06\L91D06!.DOC\76830.0246

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----
ARTICLE I  DEFINITIONS....................................................................................................1

           1.1       Definitions..........................................................................................1

           1.2       Terms Defined Elsewhere in the Agreement.............................................................7

           1.3       Other Definitional Provisions........................................................................8

ARTICLE II PURCHASE OF SERIES B PREFERRED STOCK AND WARRANTS..............................................................9

           2.1       Authorization of Issue...............................................................................9

           2.2       Purchase of Series B Preferred Stock and Warrant.....................................................9

           2.3       Closing..............................................................................................9

ARTICLE III PURCHASER'S REPRESENTATIONS..................................................................................10

           3.1       Corporate Existence.................................................................................10

           3.2       Corporate Power; Authorization; Enforceable Obligations.............................................10

           3.3       Investment Intention................................................................................10

           3.4       Accredited Investor.................................................................................11

           3.5       Sufficiency of Funds................................................................................11

ARTICLE IV COMPANY'S REPRESENTATIONS AND WARRANTIES......................................................................11

           4.1       Authorized and Outstanding Shares of Capital Stock; Options and Other Rights to
                      Acquire Capital Stock..............................................................................11

           4.2       Authorization and Issuance of the Securities........................................................12

           4.3       Securities Laws.....................................................................................12

           4.4       Corporate Existence; Compliance with Law............................................................13

           4.5       Subsidiaries........................................................................................13

           4.6       Corporate Power; Authorization; Enforceable Obligations.............................................13

           4.7       SEC Documents.......................................................................................14

           4.8       Financial Statements................................................................................14

           4.9       No Undisclosed Liabilities..........................................................................14

           4.10      Absence of Certain Changes..........................................................................15

           4.11      Ownership of Property...............................................................................16

           4.12      Material Contracts..................................................................................17

           4.13      Environmental Matters...............................................................................17


                                       i

                                TABLE OF CONTENTS
                                   (CONTINUED)


           4.14      Labor Matters.......................................................................................20

           4.15      Taxes...............................................................................................20

           4.16      No Litigation.......................................................................................21

           4.17      Brokers.............................................................................................21

           4.18      [Intentionally left blank]..........................................................................22

           4.19      Intellectual Property...............................................................................22

           4.20      ERISA...............................................................................................22

           4.21      Insurance...........................................................................................25

           4.22      Related Party Transactions..........................................................................25

           4.23      Opinions of Financial Advisor.......................................................................25

           4.24      Takeover Statutes...................................................................................25

           4.25      Amendment to the Company Rights Agreement...........................................................26

           4.26      Refinancing Representations.........................................................................26

           4.27      Financing Contracts; Portfolio Property.............................................................26

           4.28      Full Disclosure.....................................................................................27

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS.....................................................................27

           5.1       Conduct of Business of Company......................................................................27

           5.2       Access to Information...............................................................................29

ARTICLE VI ADDITIONAL AGREEMENTS.........................................................................................30

           6.1       Commercially Reasonable Efforts.....................................................................30

           6.2       Supplemental Disclosure.............................................................................30

           6.3       Announcements.......................................................................................30

           6.4       No Solicitation.....................................................................................31

           6.5       Refinancing of Existing Company Bank Debt...........................................................32

           6.6       Certificate of Designations.........................................................................32

           6.7       Board Representation................................................................................32

           6.8       Management Fee......................................................................................33

           6.9       Reservation of Common Stock.........................................................................33

           6.10      Legends.............................................................................................33

           6.11      Rights Offering.....................................................................................34


                                       ii

                                TABLE OF CONTENTS
                                   (CONTINUED)


           6.12      Retention Program...................................................................................35

           6.13      Alternative Transaction.............................................................................35

           6.14      Sharing Distribution................................................................................36

           6.15      Taxes...............................................................................................40

           6.16      Merger or Consolidation, Liquidation or Dissolution.................................................40

           6.17      Further Assurances..................................................................................40

ARTICLE VII CONDITIONS PRECEDENT.........................................................................................40

           7.1       Conditions to Each Party's Obligations..............................................................40

           7.2       Conditions to Obligations of Purchaser..............................................................41

           7.3       Conditions to Obligations of Company................................................................42

ARTICLE VIII TERMINATION AND AMENDMENT...................................................................................42

           8.1       Voluntary Termination...............................................................................42

           8.2       Effect of Termination...............................................................................44

           8.3       Fees and Expenses...................................................................................44

           8.4       Break-Up Fee........................................................................................44

           8.5       Amendment...........................................................................................45

           8.6       Extension; Waiver...................................................................................45

ARTICLE IX INDEMNIFICATION...............................................................................................45

           9.1       Survival of Representation and Warranties...........................................................45

           9.2       Indemnification.....................................................................................45

           9.3       Procedures..........................................................................................46

ARTICLE X  MISCELLANEOUS.................................................................................................46

           10.1      Notices.............................................................................................46

           10.2      Binding Effect; Benefits............................................................................47

           10.3      Complete Agreement..................................................................................48

           10.4      Assignability.......................................................................................48

           10.5      Remedies............................................................................................48

           10.6      Section and Other Headings..........................................................................48

           10.7      Severability........................................................................................48

           10.8      Counterparts........................................................................................49

           10.9      Governing Law; Waiver of Jury Trial.................................................................49

                                TABLE OF CONTENTS
                                   (CONTINUED)


Exhibit A         Certificate of Designation - Convertible Preferred Stock
Exhibit B         Warrant
Exhibit C         Registration Rights Agreement
Exhibit D         Management Agreement

                                                                EXECUTION COPY
                                                                --------------

                          SECURITIES PURCHASE AGREEMENT
                          -----------------------------

                     SECURITIES PURCHASE AGREEMENT, dated as of December 20, 2000, by and among The FINOVA Group Inc., a Delaware corporation having an office at 4800 North Scottsdale Road, Scottsdale, Arizona 85251-7623 ("Company"), and Leucadia National Corporation, a New York corporation having an office at 315 Park Avenue South, New York, New York 10010 ("Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                     WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from Company, upon the terms and conditions hereinafter provided, (i) one million shares of Company's Series B Convertible Preferred Stock, $0.01 par value per share, the terms, preferences and limitations of which are set forth in the Certificate of Designation attached as Exhibit A hereto (the "Series B Preferred Stock"), and (ii) a ten-year warrant to purchase shares of Company's Common Stock, $0.01 par value per share ("Common Stock"), substantially in the form attached as Exhibit B hereto; and

                     WHEREAS, as soon as practicable following the purchase of the Series B Preferred Stock by Purchaser, Company will issue up to an additional six hundred thousand shares of Company's Series C Convertible Preferred Stock, $0.01 par value per share, the terms, preferences and limitations of which are set forth in the Certificate of Designation attached as Exhibit A hereto and which are identical to those of the Series B Preferred Stock (the "Series C Preferred Stock" and together with the Series B Preferred Stock, the "Convertible Preferred Stock"), upon exercise of rights to be issued by Company to its existing holders of Common Stock, and Purchaser has agreed to act as a standby purchaser of up to four hundred thousand shares of Series C Preferred Stock that are not subscribed to by holders of Common Stock or their transferees in such rights offering.

                     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

                                   ARTICLE I
                                  DEFINITIONS

                     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                     "Acquisition Proposal" shall mean any proposal or offer of any Person, other than a proposal or offer by Purchaser or any of its Affiliates, relating to (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Company, (ii) any sale, lease or exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Company, in a single transaction or in a series of transactions or (iii) any tender offer, exchange offer for securities of Company or any purchase or other acquisition of beneficial ownership of 20% or more of the equity of Company (or securities convertible into 20% or more of the equity of Company). Notwithstanding the foregoing, "Acquisition Proposal" shall not include any transaction set forth on Schedule 1.1A.

                     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                     "Bank Debt" shall mean Company's existing indebtedness to the Lenders in the principal amount of approximately $4.7 billion as of December 18, 2000 pursuant to the agreements set forth on Schedule 1.1B.

                     "Board of Directors" shall mean the Board of Directors of Company.

                     "Bond Indebtedness" shall mean indebtedness outstanding as of the date hereof and issued pursuant to the indentures set forth on Schedule 1.1C.

                     "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                     "Certificate of Designation" shall mean the Certificate of Designation, Rights and Preferences setting forth the rights and preferences of the Convertible Preferred Stock attached as Exhibit A hereto.

                     "Common Stock" shall have the meaning set forth in the recitals hereto.

                     "Convertible Preferred Stock" shall have the meaning set forth in the recitals hereto.

                     "Credit Enhancement" shall mean any (i) security deposit, unapplied advance rental payment or dealer investment, (ii) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (iii) letter of credit, repurchase agreement, agreement of indemnity, guarantee, lease guarantee bond or postponement agreement, (iv) recourse agreement, (v) security agreement, (vi) Property, (vii) certificate representing shares or the right to purchase capital of or interests in, any Person or (viii) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Financing Contract.

                     "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

                     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any applicable regulations thereunder.

                     "ERISA Affiliate" shall mean, with respect to Company, any trade or business (whether or not incorporated) under common control with Company and which, together with Company, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Purchasers and each other person which would not be an ERISA Affiliate if Purchasers did not own any issued and outstanding shares of stock of Company.

                     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and applicable regulations thereunder.

                     "Executive Officer" shall mean those officers of Company and the Subsidiaries designated as executive officers for SEC reporting purposes.

                     "Financing Contract" shall mean any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) in existence on or prior to the Closing in the form of (i) a lease of or rental agreement with respect to Property, (ii) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property, (iii) a secured or unsecured financing of Property, or (iv) a secured or unsecured loan, and in each case, which with respect thereto: (A) Company is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee), or (B) is between an obligor, on the one hand, and a lessor, seller, obligee, secured party or assignee of any of the foregoing, on the other hand, and (1) which would be a Financing Contract if Company were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (2) with respect to which Company is an assignee of the revenues or claims with respect thereto.

                     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

                     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                     "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                     "IRS" shall mean the Internal Revenue Service, or any successor thereto.

                     "Lenders" shall mean the banks, other financial institutions and other lenders who are lenders to Company pursuant to the credit agreements set forth on Schedule 1.1B.

                     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement, encumbrance (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

                     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect (i) on the business, assets, operations or financial condition of such Person and its Subsidiaries, if any, taken as a whole, or (ii) on the ability of such Person to perform on a timely basis any material obligation under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby, except any such effect resulting from or arising in connection with (a) changes in circumstances or conditions affecting the financial services industry in general or affecting any segment thereof in which such Person or its Subsidiaries operates, (b) changes in general economic or regulatory conditions or financial markets in the United States or, (c) any transaction to which Purchaser shall have consented or requested in writing. Notwithstanding the foregoing, (x) none of the matters set forth in Schedule 1.1C shall constitute a "Material Adverse Effect" with respect to Company and (y) any acceleration of Company's Bond Indebtedness shall constitute a "Material Adverse Effect" with respect to Company.

                     "Material Contracts" means (i) all of Company's and its Subsidiaries' contracts, agreements, leases or other instruments to which Company or any of its Subsidiaries is a party or by which Company, its Subsidiaries or its properties are bound, which involve payments by Company or its Subsidiaries of more than $15 million annually, (ii) all of Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments which represent obligations of Company or its Subsidiaries in excess of $15 million,
(iii) all non-competition agreements which restrict Company's ability to compete, (iv) all contracts for the employment of any officer or employee of Company or its Subsidiaries who is still employed with the Company or its Subsidiaries and received an annual compensation for 1999 in excess of $250,000 or who will receive base compensation in 2000 in excess of $200,000 or which has a term of more than 3 years, (v) all consulting agreements which require minimum payments by Company in excess of $1,000,000 annually and (vi) all other material contracts not made in the Ordinary Course of Business; provided, however, that "Material Contracts" shall not include any agreements, financing agreements, leases, Financing Contracts, Credit Enhancements or other similar agreements between Company or its Subsidiaries and borrowers, lessees, guarantors or customers entered into in the Ordinary Course of Business.

                     "Non-Disclosure Agreement" means the Confidentiality Agreement between Purchaser and Company dated August 14, 2000.

                     "NYSE" shall mean the New York Stock Exchange, Inc.

                     "Ordinary Course of Business" shall mean the ordinary and usual course of business of Company, consistent with Company's past practices. Ordinary Course of Business shall not include any material modification to any Benefit Plan, compensation agreement, arrangement or policy (except to the extent to reflect changes in position, responsibilities or duties) without the consent of Purchaser.

                     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

                     "Permit" shall mean any domestic or foreign, federal, state, provincial, local, municipal or other governmental consent, license, permit, franchise, concession, grant, authorization, approval, exemption or similar right.

                     "Permitted Lien" shall mean Taxes and general and special assessments not in default and payable without penalty and interest; other Liens which do not materially interfere with Company's or any of its Subsidiaries' use and enjoyment of the property to which they relate or materially detract from or diminish the value thereof; workman's, mechanic's and other similar Liens; Liens relating to assets which have been leased to Third Parties in the Ordinary Course of Business; Liens reflected in the Company Financial Statements and the notes thereto; Liens on any property or assets of a Subsidiary granted in favor of Company or any of its Subsidiaries; and Liens granted with the consent of Purchaser.

                     "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                     "Portfolio Property" shall mean Property with respect to which Company is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Financing Contract (whether initially or as an assignee).

                     "Property" shall mean all property and assets of whatsoever nature including but not limited to personal property, whether tangible or intangible, and claims, rights and chooses in action.

                     "Purchaser" shall have the meaning set forth in the recitals hereto.

                     "Registration Rights Agreement" shall mean the Registration Rights Agreement by and between Company and Purchaser, substantially in the form attached hereto as Exhibit C, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

                     "Schedule" shall refer to one of several written Schedules to this Agreement, each of which is hereby incorporated into and made a part of this Agreement for all purposes.

                     "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

                     "Securities" shall mean the Series B Preferred Stock and the Warrant.

                     "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

                     "Series B Preferred Stock" shall have the meaning set forth in the recitals hereto.

                     "Series C Preferred Stock" shall have the meaning set forth in the recitals hereto.

                     "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (iii) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

                     "Tax" or "Taxes" shall mean any and all domestic or foreign, taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, Tax sharing agreement, Tax indemnity agreement, Tax reimbursement agreement, Tax assumption agreement, arrangement, agreement, understanding or commitment (whether oral or written) and any liability in respect of Taxes which is payable by reason of contract, assumption, operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise.

                     "Tax Return" shall mean any report, return, statement, information return or other information required to be supplied to a taxing authority in connection with Taxes (including any attachment thereto or amendment thereof), including, but not limited to, any claim for refund, declaration of any estimated Tax and combined or consolidated return for any group of entities that includes Company or any of its Subsidiaries.

                     "Treasury Regulation" shall mean the regulations, including but not limited to proposed and temporary regulations, promulgated under the IRC, as amended from time to time.

                     "Third Party" shall mean any Person other than Purchaser and Company.

                     "Transaction Documents" shall mean this Agreement, the Certificate of Designation, the Warrant and the Registration Rights Agreement.

                     "Warrant" shall mean the Warrant to purchase Common Stock to be issued by Company to Purchaser hereunder, substantially in the form attached hereto as Exhibit B.

                     References to this "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

                     1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

                              Term                           Section
                              ----                           -------

Actual Gain                                                    6.14
Actual Loss                                                    6.14
After-Tax Gain                                                 6.14
After-Tax Loss                                                 6.14
Agent BanksActual GainActual Gain                             6.4(b)
Baseline                                                       6.14
Benefit Plans                                                  4.20
Closing                                                         2.3
Closing Date                                                    2.3
Company Financial Advisors                                     4.23
Company Financial Statements                                    4.8
Company Representatives                                         6.4
Company Rights Agreement                                       4.25
Company SEC Documents                                         6.4(b)
Covered Transactions                                          6.4(b)
Damages                                                         9.2
Downside Distribution                                          6.14
Environmental Costs and Liabilities                         4.13(a) (i)
Environmental Law                                          4.13(a) (ii)
Environmental Permits                                         4.13(b)
Fully Diluted Equity                                           6.14
Hazardous Material                                         4.13(a) (iii)
Indemnified Party                                               9.3
Indemnifying Party                                              9.3
Material Adverse Effect                                       7.2(a)
Old S/H Ownership                                              6.14
Other Equity Ownership                                         6.14
Portfolio                                                      6.14

                              Term                           Section
                              ----                           -------

Preferred Ownership                                            6.14
Preferred Percentage of Other Equity                           6.14
Purchaser Designees                                             6.7
Refinancing                                                     6.5
Registration Statement                                        6.11(b)
Release                                                    4.13(a) (iv)
Remedial Action                                             4.13(a) (v)
Rights                                                         4.25
Rights Offering                                               6.11(a)
Rights Ownership                                               6.14
Rights Percentage of Other Equity                              6.14
Sharing Amount                                                 6.14
Standby Shares                                                6.11(a)
Superior Proposal                                               6.4
Term Sheet                                                    6.4(b)
TOPrS                                                           4.1
Upside Distribution                                            6.14
Warrant Ownership                                              6.14
Warrant Percentage of Other Equity                             6.14


                     1.3 Other Definitional Provisions. (a) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP.

                     (b) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular provision of this Agreement.

                     (c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                     (d) The terms "dollars" and "$" shall mean United States dollars unless otherwise stated.

                     (e) The term "including" shall be deemed to be immediately followed by the term "but not limited to."

                     (f) The term "knowledge" as it applies to the knowledge of Company, means the knowledge of any of the individuals named on Schedule 1.3(e) (the "Company Officers") in each case after due inquiry.

                     (g) Whenever in this Agreement a party is permitted to make a decision or take an action in its "sole and absolute discretion" or terms of similar latitude, such Person shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, any other Person.

                                   ARTICLE II
               PURCHASE OF SERIES B PREFERRED STOCK AND WARRANTS

                     2.1 Authorization of Issue. Prior to the Closing, Company shall have duly authorized the issuance and sale to Purchaser of (i) the number of shares of Series B Preferred Stock set forth in Section 2.2(a) below, (ii) the Warrant and (iii) the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrant.

                     2.2 Purchase of Series B Preferred Stock and Warrant. (a) Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to subscribe for and purchase from Company, and Company agrees to issue and sell to Purchaser, on the Closing Date an aggregate of one million shares of Series B Preferred Stock containing the terms, preferences and limitations set forth in the Certificate of Designation.

                     (b) Subject to the terms and conditions set forth in this Agreement, Company agrees to issue to Purchaser, on the Closing Date, the Warrant containing the terms set forth in Exhibit B hereto.

                     (c) The aggregate purchase price for the aggregate number of shares of Series B Preferred Stock subscribed for by Purchaser and the Warrant is $250,000,000, payable in full on the Closing Date. Notwithstanding anything to the contrary contained herein, Company and Purchaser hereby further acknowledge and agree that for United States federal, state and local income tax purposes such aggregate purchase price shall be allocated between the Series B Preferred Stock and the Warrant. This allocation shall be determined in accordance with applicable rules, and for this purpose Purchaser shall provide good faith determinations of the value of each of the Series B Preferred Stock and the Warrant. Company and Purchaser agree to use the foregoing allocation for all tax purposes.

                     (d) The parties hereto acknowledge that, pursuant to the Certificate of Designation and Section 6.14 of this Agreement, Company in 2006 may be required to make a payment to the holders of the Series B Preferred Stock and Purchaser, depending upon certain results of Company's operations through 2005. Company and Purchaser agree to treat any such payment as a reduction to the purchase price for the Securities for all Tax purposes.

                     2.3 Closing. (a) The closing of the purchase and sale of the Series B Preferred Stock and the issuance of the Warrant (the "Closing") shall take place within five Business Days after the satisfaction or waiver of the conditions set forth in Article VII hereof or such date and time as shall be mutually agreed to by the parties hereto (the "Closing Date") at the offices of

Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as shall be mutually agreed to by the parties hereto.

                     (b) On the Closing Date, Company will deliver to Purchaser
(i) a certificate representing the Series B Preferred Stock and (ii) the Warrant to be purchased by Purchaser against delivery by Purchaser of the purchase price therefor by wire transfer of immediately available funds to an account of Company designated in writing by Company no later than two Business Days prior to the Closing.

                                  ARTICLE III
                          PURCHASER'S REPRESENTATIONS

                     Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

                     3.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so duly qualified and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

                     3.2 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within Purchaser's corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Purchaser's certificate of incorporation or by-laws; and (iv) will not violate any law or regulation applicable to Purchaser, or any order or decree of any court or governmental instrumentality binding on Purchaser. This Agreement has been, and at or prior to the Closing Date, each of the other Transaction Documents to which Purchaser is a party shall have been, duly executed and delivered by Purchaser and this Agreement constitutes, and at the Closing date each of the other Transaction Documents to which Purchaser is a party will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                     3.3 Investment Intention. Purchaser is purchasing the Securities for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the

Securities (or solicit any offers to buy, purchase, or otherwise acquire any of the Securities), except in compliance with the Securities Act. Neither Purchaser nor any Person acting on its behalf has taken or will take action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Securities to the registration requirement of Section 5 of the Securities Act.

                     3.4 Accredited Investor. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

                     3.5 Sufficiency of Funds. Purchaser has sufficient cash to consummate the transactions contemplated by this Agreement.


                                   ARTICLE IV
                   COMPANY'S REPRESENTATIONS AND WARRANTIES

                     Company makes the following representations and warranties to Purchaser except as otherwise contemplated by this Agreement or as set forth in the Schedules to this Agreement:

                     4.1 Authorized and Outstanding Shares of Capital Stock; Options and Other Rights to Acquire Capital Stock. The authorized capital stock of Company consists of (i) 400,000,000 shares of Common Stock, $0.01 par value per share and (ii) 20,000,000 shares of Preferred Stock, par value $0.01 per share, of which (A) 600,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance under the Company Rights Agreement, and (B) 250,000 shares of Preferred Stock are reserved for issuance under the Benefit Plans. As of December 11, 2000, there were outstanding: (i) 61,301,410 shares of Common Stock; (ii) employee and director stock options to purchase an aggregate of 3,964,601 shares of Common Stock; (iii) performance-based restricted stock agreements that provide for the issuance of up to 482,510 shares of Common Stock, (iv) trust originated preferred securities ("TOPrS") convertible into 2,938,020 shares of Common Stock, and (v) no shares of Preferred Stock. As of December 11, 2000, 3,547,895 shares of Common Stock were held by Company in its treasury or by Company's Subsidiaries. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. Since December 11, 2000, no options, warrants or other securities convertible into or exchangeable for capital stock of Company have been issued or otherwise committed by Company to be issued, except as provided for in this Agreement. Other than (i) as set forth on Schedule 4.1, and (ii) in connection with the transactions contemplated by the Transaction Documents, (a) there is no existing option, warrant, call, commitment or other agreement to which Company is a party requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of capital stock of Company or other securities convertible into shares of equity securities of Company, other than the Securities, (b) there are no agreements to which Company is a party with respect to the voting or transfer of the capital stock of Company or with respect to any other aspect of Company's affairs, and
(c) there are no stockholders' preemptive rights, nor are there any rights of first refusal or other similar rights with respect to the issuance of capital stock by Company to which Company is a party. Except as set forth on Schedule 4.1, there are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting of capital stock of Company.

                     4.2 Authorization and Issuance of the Securities. (a) The issuance and sale of the Securities has been duly authorized by all necessary corporate action on the part of Company and, upon delivery to Purchaser of the Securities against payment in accordance with the terms hereof, the Securities will have been validly issued and the Series B Preferred Stock will be fully paid and non-assessable), free and clear of all Liens and preemptive rights. The issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock and exercise of the Warrant has been duly authorized by all necessary corporate action on the part of Company and, when issued upon conversion of the Convertible Preferred Stock and exercise of the Warrant, as applicable, in each case in accordance with their respective terms such Common Stock will have been validly issued and fully paid and non-assessable. Company has duly reserved 1,000,000 shares of Series B Preferred Stock for issuance pursuant to this Agreement, 600,000 shares of Series C Preferred Stock for issuance pursuant to the Rights Offering and 317,539,000 shares of Common Stock for issuance pursuant to the terms of the Convertible Preferred Stock and the Warrant.

                     (b) The Board of Directors has, by unanimous vote of those present (who constituted 100% of the directors then in office), duly and validly authorized the execution and delivery of this Agreement and the other Transaction Documents and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Board of Directors for the consummation of the transactions contemplated hereby and thereby and has resolved to deem this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, taken together, advisable and fair to, and in the best interests of, Company and its stockholders.

                     4.3 Securities Laws. In reliance on the investment representations contained in Sections 3.3 and 3.4, the offer, issuance, sale and delivery of the Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Securities to the registration requirements of
Section 5 of the Securities Act.

                     4.4 Corporate Existence; Compliance with Law. Company and each of its Subsidiaries (i) is a corporation, partnership or limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware in the case of Company and set forth on Schedule 4.4 in the case of its Subsidiaries; (ii) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect on Company); (iii) has the requisite corporate, partnership or limited liability company power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material Permits from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws or, if not a corporation, its governing documents; and (vi) is in compliance with all applicable provisions of law, except with respect to clauses (ii) through (vi) where such failure, individually or in the aggregate, would not have a Material Adverse Effect on Company.

                     4.5 Subsidiaries. Schedule 4.4 sets forth a complete list of Subsidiaries of Company. Except for TOPrS and the related convertible debentures, there are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

                     4.6 Corporate Power; Authorization; Enforceable Obligations. Except as set forth on Schedule 4.6, the execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's corporate power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Company's certificate of incorporation or by-laws; (iv) will not violate any law or regulation applicable to Company or its Subsidiaries, or any order or decree of any court or governmental instrumentality binding upon Company or its Subsidiaries; (v) will not conflict with or result in the breach or termination of, the loss of any benefit to which Company is entitled under, constitute a default or require any payment to be made by Company under, or accelerate any performance required by, any indenture, mortgage, deed of trust, loan, credit agreement, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Company or any of its Subsidiaries and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (B) for those filings required by the Exchange Act, (C) for those filings required by the Registration Rights Agreement, (D) for those required by the HSR Act and (E) to the extent previously obtained or made), other than, in the case of clauses (iv) through (vii), any such violation, conflict, breach, termination, loss, default, payment, acceleration, creation, imposition or failure to obtain the consent or approval, individually or in the aggregate, that would be immaterial to the Company and its Subsidiaries taken as a whole or to the Company's ability to own its assets and conduct its business. At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by Company and each shall then constitute a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.

                     4.7 SEC Documents. Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the SEC since January 1, 1998 and prior to the date of this Agreement, as any such filings have been amended or restated (the "Company SEC Documents"), which are all the documents (other than preliminary material) that Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     4.8 Financial Statements. The financial statements of Company included in the Company SEC Documents (the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments) the consolidated financial position of Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                     4.9 No Undisclosed Liabilities. Except as and to the extent publicly disclosed by Company in the Company SEC Documents filed as of the date of this Agreement, none of Company or any of its Subsidiaries has any material indebtedness or obligations, contingent or otherwise, including, without limitation, liabilities for charges, long-term leases or unusual forward or long-term commitments, required to be included in a financial statement prepared in accordance with GAAP, other than:

                     (a) liabilities and obligations disclosed or provided for in the Company Financial Statements or in the notes thereto or in any of the Company SEC Documents;

                     (b) liabilities and obligations incurred or entered into in the Ordinary Course of Business since the date of the most recent financial statements included in the Company SEC Documents that would not, individually or in the aggregate, have, or be reasonably expected to have, a Material Adverse Effect on Company; and

                     (c) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

                     4.10 Absence of Certain Changes. Except as disclosed in the Company SEC Documents or as set forth on Schedule 4.10, since September 30, 2000 there has not been any event, occurrence or development or a state of circumstances or facts that has had or could be reasonably expected to have a Material Adverse Effect on Company. Except as set forth on Schedule 4.10, as disclosed in the Company SEC Documents or as contemplated by this Agreement, since September 30, 2000:

                     (a) neither Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                     (b) no Person (including Company) has accelerated, terminated, modified, or canceled any Material Contract other than in the Ordinary Course of Business;

                     (c) neither Company nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims), in any case, material to Company and its Subsidiaries, taken as a whole, other than in the Ordinary Course of Business;

                     (d) there has been no change made or authorized in the certificate of incorporation or bylaws of Company;

                     (e) neither Company nor any of its Subsidiaries has experienced any material damage, destruction or loss (whether or not covered by insurance) to its tangible property that had or would reasonably be expected to have a Material Adverse Effect on Company;

                     (f) neither Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers or employees, except for any advances made to employees in the Ordinary Course of Business;

                     (g) neither Company nor any of its Subsidiaries has (i) granted any material increase in the compensation of any of its directors, Company Officers or, to the extent material individually or in the aggregate, of any of its officers, employees, consultants or independent contractors, or made any other material change in employment terms for any of its directors, Company Officers or, to the extent material individually or in the aggregate, officers, employees or, to the extent material individually or in the aggregate, in the terms of its agreements with any consultants or independent contractors except, in each case, to the extent to reflect changes in responsibility, position, or duties or (ii) adopted, amended or modified in any material respect or terminated any bonus, profit-sharing, incentive, stock option, severance, retention, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Company or its Subsidiaries (or taken any such action with respect to any other Benefit Plan);

                     (h) neither Company nor any of its Subsidiaries has made or rescinded any material express or deemed election relating to Taxes, settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, entered into any Tax ruling, agreement, contract, arrangement or plan, filed any amended Tax Return, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal income tax return;

                     (i) there has not been any declaration or payment of any dividends, other than regular quarterly dividends declared and paid with respect to the TOPrS, or other distributions in respect of the outstanding shares of Company or any Subsidiary of Company (except for any dividends declared by any Subsidiary that was paid solely to Company);

                     (j) neither Company nor any Subsidiary has entered into a contract or settlement with any taxing authority;

                     (k) neither Company nor any Subsidiary has entered into any arrangement or commitment, whether written or oral, to do any of the foregoing.

                     4.11 Ownership of Property. Except as set forth on Schedule 4.11(a), neither Company nor any of its Subsidiaries owns any real estate. Each of Company and its Subsidiaries has good and marketable and insurable fee simple title to its material owned real property, free and clear of all Liens. Each of Company and its Subsidiaries has valid and marketable leasehold interests in the leases described in Schedule 4.11(b) hereto, and, except as set forth on
Schedule 4.11(b), good and marketable title to, or valid leasehold interests in, all of its other material properties and assets free and clear of all Liens other than Permitted Liens.

                     All material real property leased or subleased by Company and its Subsidiaries is set forth on Schedule 4.11(b). Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect. Company has made available to Purchasers true and complete copies of each of such leases set forth on Schedule 4.11(b) and all documents affecting the rights or obligations of Company or any of its Subsidiaries, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Except as set forth on Schedule 4.11(b), none of Company, any of its Subsidiaries nor, to its knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease. None of such leases is subject to any Liens, other than Permitted Liens.

                     Except as disclosed on Schedule 4.11(c), and except for leveraged, operating and financing leases entered into with Company or its Subsidiaries as lessor or sublessor, neither Company nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any material real property owned or leased by Company or such Subsidiary.

                     4.12 Material Contracts. Other than (i) Material Contracts included in the Company SEC Documents and (ii) any other Material Contracts entered into after the date hereof in accordance with Section 5.1 hereof,
Schedule 4.12 contains a true, correct and complete list and description of all Material Contracts. Each Material Contract is a valid and binding agreement of Company or its Subsidiaries (as the case may be) enforceable against Company or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and neither Company nor any of its Subsidiaries has any knowledge that any Material Contract is not a valid and binding agreement against the other parties thereto. Except as set forth in Schedule 4.12, Company and each of its Subsidiaries has fulfilled all obligations required pursuant to the Material Contract to have been performed by Company or such Subsidiary on its part. Except as set forth in Schedule 4.12, neither Company nor any of its Subsidiaries is in default or breach, nor to Company's or such Subsidiary's knowledge is any third party in default or breach, under or with respect to any Material Contract.

                     4.13 Environmental Matters. (a) For purposes of this
Agreement:

                  (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation, feasibility studies and the costs to clean up, remove, treat, or in any other way address any Hazardous Materials (as hereinafter defined)) arising from, under or pursuant to any Environmental Law (as hereinafter defined);

                  (ii) "Environmental Law" means any applicable federal, state, local or foreign law (including common law), statute, or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) as such laws have been and may be amended or supplemented as of the Closing Date;

                  (iii) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Authority, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyl's;

                  (iv) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by Company or its Subsidiaries; and

                  (v) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law to
                           (A) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment;
                           (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance in all material respects with any Environmental Law.

                     (b) Except as set forth in Schedule 4.13:

                  (i) Company and its Subsidiaries have been and, as of the Closing Date, will be, in material compliance with all Environmental Laws, except where the failure to so comply does not or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and, to Company's knowledge, there are no facts, circumstances or conditions relating to the current or former operations of Company and its Subsidiaries or any real property currently or formerly owned, operated or leased by Company or its Subsidiaries, which without material capital expenditures, would prevent material compliance in the future;

                  (ii) Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits, authorizations, licenses or similar approvals required under applicable Environmental Laws ("Environmental Permits") for the continued operations of their respective businesses as currently operated and as will be operated as of the Closing Date, except such Environmental Permits the lack of which do not or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (iii) Company and its Subsidiaries are not subject to any outstanding written orders or parties to material contracts with any Governmental Authority or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material except for such orders or contracts that would not reasonably be expected to have a Material Adverse Effect on Company;

                  (iv) Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability (real or potential) under any Environmental Law, and to Company's knowledge there are no investigations or proceedings pending or threatened against Company regarding potential liability under Environmental Laws which violation or liability would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (v) To the knowledge of Company, neither Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site) which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (vi) The operations of Company or its Subsidiaries do not involve the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent at quantities or for durations requiring an Environmental Permit;

                  (vii) There is not now, nor to Company's knowledge, has there been in the past, on or in any property of Company or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, the presence of which would reasonably be expected to have a Material Adverse Effect on Company; and

                     (c) None of the exceptions set forth on Schedule 4.13 are reasonably likely to result in Company and its Subsidiaries incurring Environmental Costs and Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                     (d) Company has made available to Purchaser copies of all environmentally related assessments, audits, investigations, sampling or similar reports relating to Company or its Subsidiaries or any real property currently or formerly owned, operated or leased by Company and its Subsidiaries, to the extent in the possession, custody or control of Company or its Subsidiaries.

                     4.14 Labor Matters. There are no strikes or other collective labor disputes against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened. Neither Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries.

                     4.15 Taxes. Except as set forth on Schedule 4.15:

                     (a) all federal, state, local and foreign Tax Returns required to be filed by Company and its Subsidiaries have been properly prepared and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable for any period have been paid when due. With respect to any period for which Taxes are not yet due or owing, Company and its Subsidiaries have made due and sufficient current accruals for such Taxes in their books and records, including without limitation in the Company Financial Statements. Proper amounts have been withheld by Company and its Subsidiaries for all periods in compliance with the Tax withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authority;

                     (b) neither Company nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending the period for assessment or collection of any Taxes;

                     (c) no Tax audits or other administrative or judicial proceedings are pending or threatened in writing with regard to any Taxes for which Company or any Subsidiary may be liable, no assessment of Taxes is proposed against Company or any Subsidiary and no audit report has been issued in the five years prior to the date of this Agreement relating to Taxes due from or with respect to Company or its Subsidiaries, their respective incomes, assets or operations;

                     (d) neither Company nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4));

                     (e) there is no contract, plan or arrangement involving Company or its Subsidiaries and covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or any of its Subsidiaries by reason of Section 280G or
Section 162(m) of the IRC;

                     (f) neither Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions"

(within the meaning of Section 355(e) of the IRC) in conjunction with the transactions contemplated by this Agreement;

                     (g) all of the lease agreements that the Company or any of its Subsidiaries have treated as true leases for federal income tax purposes are true leases for federal income tax purposes;

                     (h) neither Company nor any of its Subsidiaries (i) engaged in any "intercompany transactions" in respect of which material gain was and continues to be deferred pursuant to Treasury Regulation Section 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign law or (ii) has material "excess loss accounts" in respect of the stock of any subsidiary pursuant to Treasury Regulation Section 1.1502-19, or any predecessor or successor thereof or analogous or similar provision under state, local or foreign law;

                     (i) no prior ownership change (within the meaning of Section 382 of the IRC) has occurred (i) that would result in the imposition of a limitation upon the use of net operating losses or upon the future deductibility of any tax basis or built-in deduction item of Company or any of its Subsidiaries, or (ii) that resulted in a readjustment of the tax basis of the assets of Company or any of its Subsidiaries under Section 56(g)(4)(G) of the IRC; and

                     (j) (i) the TOPrS are treated as debt for federal income Tax purposes; (ii) the federal income tax treatment of securitization transactions of the Company or any of its Subsidiaries are as set forth on
Schedule 4.15(j); and (iii) there is no entity or asset included in Company Financial Statements which is not included in the consolidated federal income tax return filed by Company as the common parent.

                     4.16 No Litigation. Except as disclosed in the Company SEC Documents, or as set forth on Schedule 4.16, no action, suit, claim, proceeding or investigation is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which would be reasonably expected to have a Material Adverse Effect on Company.

                     4.17 Brokers. Except as set forth on Schedule 4.17, no broker or finder acting on behalf of Company or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and neither Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

                     4.18 [Intentionally left blank].

                     4.19 Intellectual Property. Company and each of its Subsidiaries owns or has a right to use all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, each of which is listed, together with Patent and Trademark Office or Copyright Office application or registration numbers, where applicable, on
Schedule 4.19 hereto. To Company's knowledge, Company and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except as such would not reasonably expected to have a Material Adverse Effect or as set forth on Schedule 4.19 hereto. To Company's knowledge, there is no infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Company or any of its Subsidiaries, except as set forth on Schedule 4.19 hereto.

                     4.20 ERISA. (a) Schedule 4.20 sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all severance, retention, sick leave, vacation pay, salary continuation, retirement, deferred compensation, bonus or other incentive compensation, stock option, stock purchase, hospitalization, medical, life insurance and scholarship plans, programs or agreements (the "Benefit Plans") to which Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise).

                     (b) None of the Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a plan subject to Section 4063 of ERISA.

                     (c) The Benefit Plans intended to be qualified under
Section 401 of the IRC have been determined by the I.R.S. to be so qualified and the trusts maintained pursuant thereto have been determined by the I.R.S. to be exempt from federal income taxation under Section 501(a) of the IRC.

                     (d) All contributions required by law or pursuant to the terms of the Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extension).

                     (e) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, have been made available or delivered to Purchasers by Company: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the last IRS determination letter and (D) the most recent summary plan descriptions.

                     (f) Except as set forth in Schedule 4.15 there are no pending actions, audits, claims or lawsuits which have been asserted or instituted against the Benefit Plans, the assets of any of the trusts under such Benefit Plans or the Benefit Plan sponsor or the Benefit Plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such Benefit Plans (other than routine benefit claims), which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect nor does Company or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit.

                     (g) Except as set forth in Schedule 4.20(g), the consummation of the transactions contemplated by this Agreement shall not result, with respect to any current or former employee or director of Company or any of its Subsidiaries, (i) in any acceleration of payment or vesting of any compensation or benefits, (ii) in any increase in compensation or benefits,
(iii) in any requirement to fund any compensation or benefits, or (iv) in any vesting of rights with respect to compensation benefits.

                     (h) The Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable Federal and state law, except for non-compliance which could not reasonably be expected to result in a Material Adverse Effect.

                     (i) Except as set forth in Schedule 4.20(i), neither Company or any of its ERISA Affiliates sponsors, maintains or has established any welfare plan, as defined in Section 3(1) of ERISA, which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Code section 4980B or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

                     (j) Company and its ERISA Affiliates have filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Benefit Plan, each of such filings has been complete and accurate in all material respects and neither Company or any of its ERISA Affiliates has incurred any liability in connection with such filings.

                     (k) Company and its ERISA Affiliates have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both and neither Company or any of its ERISA Affiliates has incurred any material liability in connection with such requirements.

                     (l) Neither Company or any of its ERISA Affiliates is delinquent in making contributions or payments to or in respect of any Benefit Plan as to which any is obligated to make contributions or payments (without regard to any waiver granted by the IRS under Code Section 412), nor has Company or any of its ERISA Affiliates failed to pay any assessments made with respect to any such Benefit Plan. All contributions and payments (including salary deferral contributions elected by employees) with respect to Benefit Plans that are due and owing or required to be made by Company or any of its ERISA Affiliates with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing Date) have been, or will be, made before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code.

                     (m) With respect to each Benefit Plan, to the Company's knowledge there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

                     (n) There has not been any "Reportable Event," as described in Section 4043 of ERISA, with respect to any Benefit Plan (other than such events for which the thirty (30) day notification period has been waived by the Pension Benefit Guaranty Corporation ("PBGC")) subject to Title IV of ERISA.

                     (o) Neither Company or any of its ERISA Affiliates has incurred: (i) any liability to the PBGC or to a trust (for plan terminations instituted prior to December 18, 1987) described in Section 4049 of ERISA (prior to its repeal), (ii) any multiemployer Plan (as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan")) withdrawal liability (and no event has occurred which, with the giving of the notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 or ERISA, respectively) from, or on behalf of, a Multiemployer Plan, or (iii) any other liability under Title IV of ERISA other than premiums incurred in the Ordinary Course of Business.

                     (p) Neither Company or any of its ERISA Affiliates, or any organization which is a successor or parent corporation of such entities, within the meaning of ERISA Section 4069(b), has engaged in a transaction described in ERISA Section 4069.

                     (q) Except as otherwise previously disclosed, the value of the assets of each Benefit Plan subject to Title IV of ERISA (other than a Multiemployer Plan) equal or exceed the present value of "Benefit Liabilities" (as defined in Section 4001(a)(16) of ERISA) of each such Benefit Plan as of the last day of the plan year most recently ended using PBGC termination actuarial assumptions currently in effect or other actuarial assumptions certified by the Benefit Plan's actuary as reasonable for purposes of a standard termination (as described in 4041(b) of ERISA) with respect to any defined benefit pension plan.

                     (r) With respect to each Benefit Plan maintained by Company or any of its ERISA Affiliates, such plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the applicable requirements of ERISA and the Code for plan termination.

                     (s) To the Company's knowledge, no assets of, and no assets managed by, Company or any of its ERISA Affiliates constitute "plan assets" as defined in 29 C.F.R. Section 2510.3-101, and none of the transactions contemplated by this Agreement (including those transactions occurring after the Closing) with constitute a "prohibited transaction" within the meaning of
Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

                     4.21 Insurance. Other than insurance maintained in connection with the business, assets or operations of Company's or the Subsidiaries' borrowers or lessees or insurance insuring residual values,
Schedule 4.21 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering Company and its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to Purchasers. Such policies are in amounts customary for the industry in which Company or such Subsidiary operates.

                     4.22 Related Party Transactions. Except as disclosed in the Company SEC Documents or as set forth in Schedule 4.22, no director or Executive Officer of Company nor any Affiliate of Company (other than a Subsidiary of Company) or of any such director or Executive Officer (i) has borrowed any money from or has outstanding, directly or indirectly, any indebtedness or other similar obligations to Company or any Subsidiary thereof; (ii) to the knowledge of Company, owns any direct or indirect interest equal to or in excess of 5% of the equity in, or controls or is a director, officer or partner of, or consultant or lender to, or borrower from, or has the right to participate in the profits of, any Person which is a competitor, lender, landlord, lessor or creditor of Company; (iii) is a party to any contract with Company; or (iv) has entered into any other transaction with the Company or its Subsidiaries which would require disclosure thereof under Item 404 of Regulation S-K under the Securities Act.

                     4.23 Opinions of Financial Advisor. Credit Suisse First Boston and Lehman Brothers (the "Company Financial Advisors") have delivered to the Board of Directors their opinions to the effect that the transactions contemplated hereby are fair to Company from a financial point of view, and such opinions have not been withdrawn or modified.

                     4.24 Takeover Statutes. Company has taken all action required to be taken by it in order to exempt each of this Agreement and the other Transaction Documents and each of the transactions contemplated hereby and thereby including the conversion or exercise of any Securities (the "Covered Transactions") from, and each of this Agreement, the other Transaction Documents and the Covered Transactions is exempt from the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state, including
Section 203 of the DGCL, or any antitakeover provision in Company's restated certificate of incorporation (including the approval of each Covered Transaction under Section 2(A) of Article IX thereof) and bylaws. The provisions of Section 203 of the DGCL do not apply to this Agreement, the Other Transaction Documents or the Covered Transactions.

                     4.25 Amendment to the Company Rights Agreement. The Board of Directors of Company has taken all necessary action (including any amendment thereof) under the Company Rights Agreement, dated as of February 15, 1992, as amended and restated as of September 14, 1995, between Company and Bank One, Arizona, NA (succeeded by Harris Trust & Savings Bank, NA), as Rights Agent, as amended (the "Company Rights Agreement") so that none of the execution or delivery of this Agreement or the other Transaction Documents or consummation of each Covered Transaction will cause (i) the rights (the "Rights") issued pursuant to the Company Rights Agreement to become exercisable under the Company Rights Agreement, (ii) Purchaser to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), or (iii) the "Distribution Date" (as defined in the Company Rights Agreement) to occur upon any such event.

                     4.26 Refinancing Representations. Company hereby incorporates for the benefit of Purchaser any representation and warranty made or to be made to the Lenders in connection with the consummation of the Refinancing as if such representation and warranty was specifically incorporated herein.

                     4.27 Financing Contracts; Portfolio Property.

                     (a) Except as set forth on Schedule 4.27, each Financing Contract and Credit Enhancement (i) is valid, binding and enforceable by Company or its Subsidiaries against the lessee, obligor or borrower thereunder in accordance with its terms, except (x) as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors rights and remedies generally and, with respect to enforceability, by general principles of equity and fair dealing, and (y) to the extent that the failure of any Financing Contract or Credit Enhancement to be valid, binding and enforceable would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company and (ii) arose out of a bona fide business transaction entered into in the Ordinary Course of Business.

                     (b) Except as set forth on Schedule 4.27, to the knowledge of Company, (i) each Financing Contract and Credit Enhancement is held free and clear of Liens (in the case of Credit Enhancements, to the extent of any Liens that are superior to Company's Liens) other than Permitted Liens, and is not subject to any defense, offset, right of rescission or counterclaim by the obligor, borrower or lessee under such Financing Contract in the case of a Financing Contract or by the obligor thereunder in the case of a Credit Enhancement, except where such Lien or defense, offset, right of rescission or counterclaim would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company and (ii) Company is not in breach of or in default under any Financing Contract or Credit Enhancement and no other event has occurred which, with notice and/or lapse of time, would constitute a default by Company or any other party thereunder, except where such breach or default would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company.

                     (c) Company and its Subsidiaries maintain appropriate and customary documentation in their files evidencing their respective Financing Contracts and Credit Enhancements and the Company's or such Subsidiary's title thereto, except where the failure to maintain such documentation would not reasonably be likely to have a Material Adverse Effect on Company. Such documentation has been made available to Purchaser. Company and its Subsidiaries have taken all commercially reasonable action to ensure that Company or such Subsidiary, as the case may be, has good and valid title to its Portfolio Property, Financing Contracts and Credit Enhancements, in each case free and clear of all Liens other than Permitted Liens or, in the case of Credit Enhancements, Liens that are junior to Company's Liens, except where the failure to take such action or to have good and valid title would not reasonably be likely to have a Material Adverse Effect on Company.

                     (d) Except as set forth on Schedule 4.27, Company has, with respect to each item of Portfolio Property and to each Financing Contract and Credit Enhancement, good and valid title to such Property (or, with respect to Portfolio Property, a valid security interest in such Portfolio Property), Financing Contract and Credit Enhancement, free and clear of all Liens other than Permitted Liens, except where the failure to have such title or security interest would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company.

                     4.28 Full Disclosure. No information contained in this Agreement, any other Transaction Document or any written statement furnished by or on behalf of Company pursuant to the terms of this Agreement (or any Schedules hereto) contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                     5.1 Conduct of Business of Company. Except as otherwise expressly permitted by the terms of this Agreement or as set forth on Schedule 5.1, from the date hereof to the Closing, Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the Ordinary Course of Business in substantially the same manner as presently conducted and in compliance in all material respects with applicable laws, and use their respective reasonable best efforts consistent with past practices to preserve their relationships with customers, suppliers and others with whom they deal. Company shall not, and shall cause each of its Subsidiaries not to, take any action that would, or that is reasonably likely to, result in any of the representations and warranties of Company set forth in Article IV being untrue in any material respect as of the date made or as of the Closing Date or in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied. In addition, and without limiting the generality of the foregoing, except as otherwise expressly permitted or required by the terms of this Agreement, during the period from the date hereof to the Closing, Company shall not, and shall cause any of its Subsidiaries not to, without the written consent of Purchaser, which decision regarding consents shall be made promptly (in light of its circumstances) after receipt of notice seeking such consent:

                  (i) amend its certificate of incorporation, bylaws or other comparable organizational documents or those of any Subsidiary of Company;

                  (ii) except (A) pursuant to the exercise or conversion of outstanding securities, (B) for issuances of Common Stock upon the exercise of outstanding options under the Benefit Plans, (C) in connection with other awards outstanding on the date of this Agreement under any Benefit Plan, or (D) upon conversion of TOPrS, redeem or otherwise acquire any shares of its capital stock, or issue or sell any securities (including securities convertible into or exchangeable for any shares of its capital stock), or grant any option, warrant or right relating to any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue any securities in exchange or in substitution for shares of its capital stock;

                  (iii) make any material amendment to any existing, or enter into any new, employment, consulting, severance, change in control or similar agreement, or establish any new compensation or benefit or commission plans or arrangements for directors or employees, or amend or agree to amend any existing benefit plan;

                  (iv) other than in connection with foreclosures in the Ordinary Course of Business and mergers or consolidations among wholly-owned Subsidiaries of Company, merge, amalgamate or consolidate with any other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other Person;

                  (v) enter into any plan of reorganization or recapitalization, dissolution or liquidation of Company;

                  (vi) declare, set aside or make any dividends, payments or distributions in cash, securities or property to the stockholders of Company in respect of any capital stock of Company other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Company to its parent and for any quarterly dividends payable with respect to the TOPrS;

                  (vii) except for borrowings under credit facilities or lines of credit existing on the date hereof, incur or assume any indebtedness of the Company or any of its Subsidiaries, except indebtedness of the Company or any of its Subsidiaries incurred in the Ordinary Course of Business;

                  (viii) refinance any existing indebtedness with a principal amount in excess of $15 million;

                  (ix) voluntarily grant any material Lien on any of its material assets, other in the Ordinary Course of Business;

                  (x) take any action that would have a material impact on the consolidated federal income tax return filed by Company as the common parent, make or rescind any express or deemed material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, enter into any material Tax ruling, agreement, contract, arrangement or plan, file any amended Tax Return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting for Taxes or otherwise or any Tax or accounting practice or policy;

                  (xi) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of Company or any of its Subsidiaries, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area;

                  (xii) enter into, or amend the terms of, any Contract relating to interest rate swaps, caps or other hedging or derivative instruments relating to Indebtedness of Company or any of its Subsidiaries; or

                  (xiii) agree or commit, whether in writing or otherwise, to do any of the foregoing.

                     5.2 Access to Information. (a) From the date hereof until the Closing, Company shall, and shall cause each of its Subsidiaries to, permit Purchaser and its representatives to have reasonable access during normal business hours to the management, facilities, accounts, books, stock transfer records and other records (including budgets, forecasts and personnel files and records), contracts and other written materials of Company and each of its Subsidiaries and, with the consent of Company which shall not be withheld unreasonably, the names and other reasonably requested information concerning Company's borrowers, as is reasonably requested by Purchaser or such representatives and to make available to Purchaser and its representatives the officers, employees and independent accountants of Company and each of its Subsidiaries for interviews for the purpose, among other things, of verifying the information furnished to Purchaser. Such access shall be conducted by Purchaser and its representatives during normal business hours, upon reasonable advance notice and in such a manner as not to interfere unreasonably with the business or operations of Company and its Subsidiary.

                     (b) Purchaser will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of Company in connection with the transactions contemplated by this Agreement pursuant to the terms of the Non-Disclosure Agreement.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

                     6.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings required under the HSR Act), and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (b) the obtaining of all necessary consents, approvals or waivers from Third Parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein shall limit or diminish each party's right to approve the Refinancing referred to in Section 6.5. In furtherance of the foregoing, Purchaser and Company each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with obtaining any consents required to be obtained by it hereunder.

                     6.2 Supplemental Disclosure. Company shall promptly notify Purchaser of, and furnish Purchaser with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Purchaser's obligation to consummate the transactions contemplated hereby not to be completed, and Purchaser shall promptly notify Company of, and furnish Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Company's obligation to consummate the transactions contemplated hereby not to be completed.

                     6.3 Announcements. Each of Company and Purchaser shall not, without the prior written consent of the other (which consent shall not be unreasonably withheld) issue any press release or otherwise make any public statement with respect to this Agreement, the other Transaction Documents and the transaction contemplated hereby and thereby, in each case except as may be required by applicable law (including pursuant to U.S. federal securities laws) or rules of the SEC or the NYSE, or as such party may be advised by its counsel is legally necessary or advisable, in which event the party required to make the release or announcement shall allow the other party reasonable time, in light of the circumstances, to comment on such release or announcement in advance of such issuance.

                     6.4 No Solicitation. (a) To allow time for negotiation of the Refinancing, from and after the date hereof until the earlier of (i) the Closing and (ii) expiration of the provisions of this Section 6.4(a) pursuant to
Section 6.4(b) hereof, and except as expressly permitted by the following provisions of this Section 6.4(a), Company shall not, and shall not authorize or permit any of Company's officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "Company Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance), or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any Third Party or engage in any discussions or negotiations relating thereto or in furtherance thereof or furnish to any Person any information with respect to, or accept or enter into any agreement that would result in, or waive any agreement that would prevent or discourage, any Acquisition Proposal; provided, however, that nothing contained in this paragraph shall prohibit the Board of Directors from (1) obtaining such information with respect to any unsolicited Acquisition Proposal, which the Board of Directors determines, after consultation with counsel, is necessary to determine whether such Acquisition Proposal would constitute a Superior Proposal, or (2) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide, fully financed, written Acquisition Proposal which relates to the acquisition by any Third Party of all of the equity of Company, whether by merger, tender offer or otherwise, if and only to the extent that (A) the Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to Company's stockholders under applicable law, (B) the Board of Directors determines in good faith after consultation with a nationally recognized expert with experience in appraising the terms and conditions of such unsolicited Acquisition Proposal, that such unsolicited Acquisition Proposal after taking into account the strategic benefits to be derived from the transaction with Purchaser and the long-term prospects of Company, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby (any such more favorable bona fide unsolicited Acquisition Proposal being referred to as a "Superior Proposal"), and (C) prior to taking such action, Company (i) notifies Purchaser of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making the Acquisition Proposal) as promptly as practicable (but in no case later than 24 hours) after receipt thereof, (ii) provides Purchaser with a copy of any written Acquisition Proposal, (iii) thereafter informs Purchaser on a prompt basis of the status of any discussion or negotiations with such a Third Party and any material changes to the terms and conditions of such Acquisition Proposal, (iv) promptly gives Purchaser a copy of any information delivered to such Third Party which has not been previously reviewed by Purchaser and (v) receives from such Third Party an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Non-Disclosure Agreement.

                     (b) The provisions of Section 6.4(a) shall expire (without affecting the provisions of Section 8.4) if either (i) a term sheet for the Refinancing (which shall have been agreed to by Company and Purchaser) (the "Term Sheet") is not presented to the agent banks for the Company's Bank Debt (the "Agent Banks") by December 21, 2000 assuming reasonable cooperation from Company, or (ii) if the Agent Banks do not recommend approval of the Term Sheet (as such Term Sheet may be amended from time to time with the approval of Company and Purchaser) to the Lenders by February 27, 2001.

                     6.5 Refinancing of Existing Company Bank Debt. As soon as practicable after the date hereof, Company and Purchaser shall use their respective commercially reasonable efforts so that Company may complete a refinancing or restructuring of the Bank Debt with the Lenders (the "Refinancing") upon terms acceptable both to Purchaser and Company. Company has notified the Lenders of its agreement with Purchaser and has requested the Lenders to commence negotiation of the Refinancing with Company and Purchaser. Purchaser shall participate in the Refinancing negotiations. Company and Purchaser shall keep the other party fully informed in all respects to such negotiations. The parties shall make their respective personnel available to each other in Scottsdale, Arizona, Los Angeles, California or New York, New York and shall cause their personnel to cooperate with the other in establishing a mutually acceptable plan for the Refinancing and shall promptly notify the other party of any threatened event of default, termination or acceleration of the Bank Debt or any long term indebtedness of Company or its Subsidiaries. Company shall promptly notify Purchaser of the receipt of any written notices from any Lender or any holder of the Bond Indebtedness of Company or its Subsidiaries and shall promptly provide a copy of same to Purchaser.

                     6.6 Certificate of Designations. Prior to the Closing, Company shall cause to be filed the Certificate of Designations with the Secretary of State of the State of Delaware, as required pursuant to the laws of the State of Delaware.

                     6.7 Board Representation. (a) Upon consummation of the purchase and sale of the Series B Preferred Stock and the Warrant pursuant to
Section 2.1 hereof, Purchaser shall be entitled to designate for appointment to the Board of Directors six (6) out of the ten (10) members of the Board of Directors, which designees (the "Purchaser Designees") shall be distributed evenly among the three classes of members of the Board of Directors. Prior to the Closing, Company shall take all necessary corporate action to increase the size of its Board of Directors to ten (10) members and obtain all necessary resignations in consultation with Purchaser for existing directors to enable all six Purchaser Designees to be appointed to the Board of Directors, and Company shall cause the Board of Directors to fill the vacancies created thereby by electing the Purchaser Designees effective as of the Closing. If a vacancy shall exist on the Board of Directors as a result of the resignation, removal, death or failure to stand for re-election of a Purchaser Designee, Purchaser shall be entitled to designate a successor who shall be appointed to the Board of Directors by the remaining Directors. If a vacancy shall exist on the Board of Directors as a result of the resignation, removal, death or failure to stand for re-election of a Continuing Director (as such term is defined in Article IX of Company's Restated Certificate of Incorporation), the remaining Continuing Directors shall be entitled to designate a successor who shall be appointed to the Board of Directors by the remaining directors pursuant to the recommendation of the remaining Continuing Directors. If, prior to Closing, the number of directors of Company is increased by virtue of any right of security holders (in the event dividends or other payments provided for under the terms of such securities are not made, or otherwise), then such increase shall include a sufficient number of directors of the Company, who shall be designated by Purchaser and appointed to the Board of Directors by the Continuing Directors so that Purchaser's Designees shall constitute a majority of such increased Board of Directors. Purchaser agrees that it shall vote all Company securities beneficially owned by it that are entitled to vote in the election of directors in favor of the Continuing Directors' designees for election or re-election as Continuing Directors until the first election of directors following the payment of the distribution contemplated by Section 6.14 of this Agreement, and that it will require any transferee of any such Company securities (other than transferees that acquire such securities in a registered public offering or in a transaction pursuant to Rule 144 of the Securities Act) to agree to vote such securities in the manner provided herein. For so long as Purchaser is obligated to vote for the Continuing Directors' designees, no Purchaser Designee shall be deemed to be a Continuing Director for purposes of Article IX of Company's Restated Certificate of Incorporation.

                     (b) Prior to the Closing, Purchaser shall timely furnish to Company all information concerning the Purchaser Designees required to be included in the information statement referred to in Section 7.2(d) so that such information may be included in that information statement.

                     6.8 Management Fee. Upon consummation of the purchase and sale of the Series B Preferred Stock and the Warrant pursuant to Section 2.1 hereof, Purchaser and Company shall enter into a Management Agreement substantially in the form of Exhibit D hereto, pursuant to which Purchaser shall receive an annual management fee of $5,000,000 per year for a period of five years commencing on the Closing Date. The management fee shall be payable quarterly in advance at the beginning of each calendar quarter; provided, however, that the first quarterly installment on account of the annual management fee (in the amount of $1,250,000) shall be paid at the Closing. Each payment on account of the management fee shall be paid by wire transfer of immediate funds to an account designated in writing by Purchaser and delivered to Company no later than two Business Days prior to the scheduled payment date.

                     6.9 Reservation of Common Stock. Company shall take all action necessary to reserve for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Certificate of Designation and the Warrant, respectively. Company shall recommend amendments to its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock necessary to satisfy this provision.

                     6.10 Legends.

                     Each of the certificates representing (i) shares of Series B Preferred Stock, (ii) shares of Common Stock issued upon conversion of the Series B Preferred Stock, (iii) the Warrant, and (iv) shares of Common Stock issued upon exercise of the Warrant, unless registered pursuant to an effective registration statement under the Securities Act, shall bear a legend substantially in the following form:

                     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES OR "BLUE SKY"

                     LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE SECURITIES OR "BLUE SKY" LAWS OR AN EXEMPTION THEREFROM."

                     6.11 Rights Offering.

                     (a) As soon as practicable after the Closing, Company shall conduct a rights offering (the "Rights Offering") whereby then existing holders of Common Stock will be offered the right to purchase up to six hundred thousand shares of Series C Preferred Stock to be issued by Company at a price of $250.00 per share. Pursuant to the Rights Offering, each such holder of Common Stock shall have the right to purchase from Company such number of shares of Series C Preferred Stock (rounded up or down, with .5 being rounded up, to the nearest whole number which could be zero or as otherwise required by the rules of the
NYSE) equal to the product of (i) a fraction, the numerator of which is the number of shares of Common Stock then held by such holder and the denominator of which is the total number of shares of Common Stock then outstanding, multiplied by (ii) 600,000. The rights shall be transferable. If fewer than 400,000 shares of Series C Preferred Stock are purchased pursuant to the Rights Offering, Purchaser shall purchase a number of shares of Series C Preferred Stock (the "Standby Shares") equal to the difference between (x) 400,000 and (y) the number of shares of Series C Preferred Stock that are purchased in the Rights Offering at a purchase price of $250.00 per share. In addition, Purchaser shall have the right to purchase, but shall not be required to purchase, any shares of Series C Preferred Stock offered in the Rights Offering (in addition to the Standby Shares) that are not purchased in the Rights Offering. As compensation for agreeing to act as standby purchaser of up to 400,000 shares of Series C Preferred Stock that are not purchased in the Rights Offering, Company shall pay Purchaser $5,000,000 in immediately available funds upon distribution of the rights under the Rights Offering.

                     (b) Company shall, as promptly as practicable following the Closing prepare and file with the SEC a registration statement, including a prospectus (the "Registration Statement"), in connection with the registration under the Securities Act of the Rights Offering, including shares of Series C Preferred Stock (and the underlying share of Common Stock issuable upon conversion thereof) issuable pursuant to the Rights Offering. Company will provide Purchaser with a reasonable opportunity to review and comment on the Registration Statement (including the prospectus contained therein) or any amendment or supplement thereto prior to the filing thereof with the SEC. Company and Purchaser shall consult and cooperate with each other in the preparation and filing of the Registration Statement (including the Prospectus contained therein) and will provide Purchaser with a copy of all such filings with the SEC. Company shall, as promptly as practicable after the receipt thereof, provide to Purchaser copies of any written comments and advise Purchaser of any oral comments, with respect to the Registration Statement received from the staff of the SEC. Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable after filing with the SEC, including, without limitation, using commercially reasonable efforts to cause its accountants to deliver necessary or required instruments, such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction). Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Registration Statement (including in response to any comments of the staff of the SEC). The information provided by any party hereto for use in the Registration Statement shall be true and correct in all material respects, without misstatement of any material fact or omission of any material fact which is necessary or required to make the statements therein, in light of the circumstances under which they were made, not false or misleading and, in the event any party becomes aware of any information that should be included in the Registration Statement such that the Registration Statement shall not contain any misstatement of any material fact or omission of any material fact which is necessary or required to make the statements therein, in light of the circumstances under which they were made, not false or misleading, such party shall promptly notify the other party and, to the extent required by applicable law, an appropriate amendment to the Registration Statement shall be promptly prepared, filed with the SEC and disseminated to stockholders.

                     6.12 Retention Program. As promptly as practicable after the date of this Agreement, Company shall adopt a retention program for senior executives and other key employees of Company and its Subsidiaries acceptable to Purchaser as to covered executives and employees and the terms of such program. Company shall consult with Purchaser in the development of the retention program, which shall commence immediately upon execution of this Agreement.

                     6.13 Alternative Transaction. Company and Purchaser agree that they will cooperate in implementing this Agreement and the transactions contemplated hereby pursuant to a proceeding under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. if, in the good faith judgment of each of Company and Purchaser, such a proceeding would be feasible and the most advantageous method of implementing this Agreement and the transactions contemplated hereby. Company and Purchaser agree that this Section is not intended to create any obligations on Company that it would not otherwise have if this Section had not been included in the Agreement, nor shall this Section operate to increase or decrease any claim that Purchaser otherwise would have for a breach or rejection of this Agreement.

                     6.14 Sharing Distribution. Company hereby agrees that, as soon as practicable after December 31, 2005, but in no event later than May 31, 2006 (or if not then permitted under Delaware law, as soon thereafter as it is legally able to make such distribution), the Board of Directors shall determine the Sharing Amount (as defined herein) and shall make the distribution provided herein. If the Sharing Amount shall be a number other than zero, Company shall make the required distribution to (a) the holders of shares of Common Stock that were outstanding immediately prior to consummation of the transactions contemplated by this Agreement, if the Sharing Amount results in an Upside Distribution, or (b) the holders of the Other Equity determined pursuant to the provisions of this Section, if the Sharing Amount results in a Downside Distribution. Company agrees that any equity securities of Company that may be issued on or after the Closing Date (other than the Convertible Preferred Stock, the Warrant or pursuant to the Rights Offering to the extent provided herein) shall not participate in the Upside Distribution or the Downside Distribution and any such securities shall have such limitation noted conspicuously on the face of such securities. Company and Purchaser agree to modify this provision in a manner that will achieve the same economic results if necessary to comply with Delaware law or the rules of the NYSE.

                     (a) The distribution shall be made by Company, out of funds legally available therefore and shall be in an amount determined in accordance with the applicable formula below:

                     For Upside Distributions, the formula for the distribution
(D) shall be:

                                          D = T [(.5-C) / E]

                     For Downside Distributions, the formula for the distribution (D) shall be:

                                          D = T [(.5 - E)/C]

                     The letters in the foregoing formulas refer to terms defined in this Section 6.14, as follows:

                               D:     Amount of the Upside Distribution or
                                      Downside Distribution

                               T:     Sharing Amount

                               C:     Old S/H Ownership

                               E:     Other Equity

                     (b) An Upside Distribution or Downside Distribution shall be paid in such form or forms, including capital stock of Company, as the Board of Directors of the Company shall determine. The valuation of any such securities or property shall be determined by the Board of Directors, with the concurrence of a majority of the Continuing Directors. The Continuing Directors collectively may retain, at Company's expense, independent advisors to advise them on any determinations required under Sections 6.14(b) and 6.14(d). If a majority of the Board of Directors and a majority of the Continuing Directors are unable to agree upon such valuation, the matter shall be referred for final determination to an investment banking firm mutually acceptable to the majority of the Board of Directors and a majority of the Continuing Directors. Company shall make available to such investment banking firm all such information, books and records as the investment banking firm may determine to be necessary for the purpose of its determination and shall pay the fees and expenses of such firm.

No payments are guaranteed to be made under this Section. No interest shall be payable in respect of any distribution pursuant to this Section.

                     (c) Company will maintain such records as may be required for calculation of the Sharing Amount, including a cumulative record of the actual collection of assets in the Portfolio measured against the gross amount recorded for each asset as of June 30, 2000 or, in the case of commitments, actual collections measured against the actual amount funded pursuant to or in connection with the commitment. The gross amount recorded for each asset shall mean the amount recorded before any specific or general reserves in respect of such asset. In the case of loans, a particular loan will be deemed "collected" for purposes of this calculation when the loan is collected, sold or written-off in full; it is not deemed collected at such time as it is extended or modified. In the case of a leased asset, the asset will be deemed "collected" for purposes of this calculation when the leased asset is finally sold or otherwise disposed of. To the extent the investment in any loan or lease is increased or extended pursuant either to a revolving commitment or due to management's judgment that, to protect collection of the loan or recovery of Company's investment in the lease, such increase or extension is in the Company's best interest, the final collection will be compared to the loan or lease as so increased.

                     (d) In determining the "Actual Gain" or "Actual Loss" for purposes of determining the Sharing Amount hereunder, unrealized gains and unrealized losses, if any, on the balance of the Portfolio outstanding at December 31, 2005 shall be estimated by the Board of Directors, which estimate shall be approved by a majority of the Continuing Directors. If a majority of the Board of Directors and a majority of the Continuing Directors are unable to agree upon any such estimate, the matter shall be referred for final determination of an independent accounting firm, (other than the Company's or Purchaser's independent auditors), which is mutually acceptable to a majority of the Board of Directors and a majority of the Continuing Directors. The Company shall make available to such independent accounting firm all such information, books and records as the independent accounting firm may determine to be necessary for the purpose of its determination and shall pay the fees and expenses of such firm. Any determination made by the Board of Directors, or where so required made by the Board of Directors with the concurrence of a majority of the Continuing Directors, or made by an independent accounting firm or investment banking firm as herein provided, shall be conclusive and binding and shall not be subject to challenge or dispute absent manifest error.

                     Set forth on Schedule 6.14 are examples, solely for purposes of illustration, of various calculations of the Sharing Amount and the Upside Distribution or Downside Distribution relating to such Sharing Amounts.

                     (e) For purposes of this Section, the following definitions shall apply:

                     "Actual Loss" shall mean the actual cumulative loss on the Portfolio. Actual cumulative loss on the Portfolio shall include all realized and unrealized gains and losses as set forth in (c) and (d) above. Gains and losses on the Portfolio shall be determined without reference to any specific or general reserves in respect of the relevant assets.

                     "Actual Gain" shall mean the actual cumulative gain on the Portfolio. Actual cumulative gain on the Portfolio shall include all realized and unrealized gains and losses as set forth in (c) and (d) above. Gains and losses on the Portfolio shall be determined without reference to any specific or general reserves in respect of the relevant assets.

                     "After-Tax Loss" shall mean the Actual Loss multiplied by 60%.

                     "After-Tax Gain" shall mean the Actual Gain multiplied by 60%.

                     "Baseline" shall mean $780 million.

                     "Downside Distribution" shall mean the distribution made to the holders of the Convertible Preferred Stock and the Purchaser in respect of the Warrant (the "Other Equity") The allocation of any Downside Distribution shall be calculated by multiplying the amount of the Downside Distribution by the Preferred Percentage of Other Equity, the Warrant Percentage of Other Equity and the Rights Percentage of Other Equity, respectively. Amounts in respect of the Preferred Percentage of Other Equity shall be paid to the holders of record of the Series B Preferred Stock and of the Series C Preferred Stock, if any, purchased by Purchaser as a result of its standby commitment set forth in
Section 6.11(a), amounts in respect of the Warrant Percentage shall be paid to Purchaser, and amounts in respect of the Rights Percentage shall be paid to holders of record of Series C Preferred Stock purchased in the Rights Offering (which shall exclude shares of Series C Preferred Stock, if any, purchased by Purchaser as a result of its standby commitment set forth in Section 6.11(a), but which shall include any shares of Series C Preferred Stock subsequently purchased by Purchaser).

                     "Fully Diluted Equity" shall mean all outstanding shares of Common Stock of Company and all other shares of Common Stock that may be issued by Company upon the exercise, conversion or exchange of all rights, options, warrants or other securities convertible into or exchangeable for shares of Common Stock (including the Convertible Preferred Stock and the Warrant), whether or not such rights, options, warrants or other securities are then vested, convertible or exercisable.

                     "Other Equity Ownership" shall mean the sum of (i) Preferred Ownership, (ii) Warrant Ownership, and (iii) Rights Ownership.

                     "Old S/H Ownership" shall mean the percentage of Fully Diluted Equity represented by the shares of Common Stock of Company outstanding immediately prior to Purchaser's acquisition of securities pursuant to the Purchase Agreement.

                     "Portfolio" shall mean (a) all loans, advances, capital leases or other investments included in the (i) gross "Investment in Financing Transactions," as reflected on the Company's June 30, 2000 consolidated balance sheet (the "June 30 Balance Sheet"), (ii) "Investments," as reflected on the June 30 Balance Sheet, (iii) "Offlease Aircraft," as reflected in the June 30 Balance Sheet and (b) the aggregate amount of all unfunded commitments of the

Company existing as of June 30, 2000 as reflected on Schedule 6.14(e), which shall be prepared by Company upon consultation with Purchaser and shall be finalized and delivered prior to the Closing Date, but only to the extent that such commitments have been funded by the Company after June 30, 2000.

                     "Preferred Ownership" shall mean the percentage of Fully Diluted Equity of Company owned by Purchaser by virtue of Purchaser's ownership of shares of Convertible Preferred Stock (including any Convertible Preferred Stock owned by Purchaser pursuant to Purchaser's obligations in connection with the Rights Offering) based on the number of shares of Common Stock into which each share of Convertible Preferred Stock may be converted, regardless of whether or not such Convertible Preferred Stock is then convertible.

                     "Preferred Percentage of Other Equity" shall mean the fraction, expressed as a percentage, the numerator of which is the Preferred Ownership and the denominator of which is the Other Equity Ownership.

                     "Rights Ownership" shall mean the percentage of Fully Diluted Equity of Company owned by stockholders (excluding Purchaser in respect of shares of Series C Preferred Stock included in the Preferred Ownership, but including shares of Series C Preferred Stock subsequently purchased by Purchaser) by virtue of their respective ownership of shares of Series C Preferred Stock based on the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted, regardless of whether or not such Series C Preferred Stock is then convertible.

                     "Rights Percentage of Other Equity" shall mean the fraction, expressed as a percentage, the numerator of which is the Rights Ownership and the denominator of which is the Other Equity Ownership.

                     "Sharing Amount" shall mean the Baseline minus the After-Tax Loss or plus the After-Tax Gain. If such amount is negative, it shall be divided by 60%.

                     "Upside Distribution" shall mean the distribution to be made to certain holders of Common Stock, as contemplated by this Section 6.14, if the Sharing Amount is a positive number.

                     "Warrant Ownership" shall mean the percentage of Fully Diluted Equity of Company represented by the Warrant based on the number of shares of Common Stock into which the Warrant is exercisable as of the date of determination, regardless of whether or not the Warrant is then exercisable.

                     "Warrant Percentage of Other Equity" shall mean the fraction, expressed as a percentage, the numerator of which is the Warrant Ownership and the denominator of which is the Other Equity Ownership.

                     6.15 Taxes. Company shall consult with Purchaser in connection with any Tax planning and in the fashioning and implementation of any transaction or course of conduct that would materially impact Company's tax attributes, including Company's tax attributes after completion of the transactions contemplated under this Agreement; Company will not effectuate any such planning, transaction or course of action without prior written consent of Purchaser, which consent may not be unreasonably withheld.

                     6.16 Merger or Consolidation, Liquidation or Dissolution. In case the Company shall consolidate or merge with or into another corporation (where Company is not the surviving corporation), the successor corporation shall expressly assume the due and punctual observance and performance of Company's obligations under Section 6.14. In case Company shall liquidate or dissolve prior to December 31, 2005, Company and any trustee, receiver and similar person shall make appropriate arrangements to satisfy Company's obligations under Section 6.14. Company agrees that it will not enter into any agreements that would reasonably be expected to restrict Company's ability to make the distribution provided for in Section 6.14.

                     6.17 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement and the other Transaction Documents. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.


                                  ARTICLE VII
                             CONDITIONS PRECEDENT

                     7.1 Conditions to Each Party's Obligations. The respective obligation of each party to complete the purchase and sale of the Securities hereunder shall be subject to the satisfaction prior to or concurrently with the Closing Date of the following conditions:

                     (a) No Injunctions or Restraints. No statute, rule, regulation, injunction, restraining order or decree of any court or Governmental Authority of competent jurisdiction shall be in effect which restrains or prevents the transactions contemplated hereby.

                     (b) HSR Act. The waiting period applicable to the consummation of the transaction contemplated hereunder under the HSR Act shall have expired or been terminated.

                     (c) Refinancing. The Refinancing shall have been consummated upon terms acceptable to both Company and Purchaser (it being understood that in making this determination, Purchaser may consider the effect such Refinancing will have on Purchaser and on the value of the securities contemplated to be purchased under this Agreement or the other Transaction Documents).

                     (d) Bond Indebtedness. Modification of the Bond Indebtedness on terms acceptable to both Company and Purchaser shall have been consummated (it being understood that in making this determination, Purchaser may consider the effect this modification of the Bond Indebtedness will have on Purchaser and on the value of the security contemplated to be purchased under this agreement or the other Transaction Documents).

                     7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the purchase of the Securities hereunder is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

                     (a) Representations and Warranties. The representations and warranties of Company made hereunder shall be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality, "Material Adverse Effect," which shall be true and correct), on and as of the date hereof (except to the extent such representations and warranties speak as of an earlier date) and after giving effect to consummation of the Refinancing on and as of the Closing Date.

                     (b) Agreements. Company shall have performed and complied in all material respects with all of its respective undertakings, covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

                     (c) Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware in accordance with the laws of that State.

                     (d) Rule 14f-1 Information Statement. Company shall have filed with the SEC and transmitted to all holders of record of securities of Company who would be entitled to vote at a meeting for election of directors the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Closing shall not take place until at least ten days shall have elapsed after such transmittal.

                     (e) Officer's Certificate. Company shall have delivered to Purchaser (i) a copy of the resolutions adopted by the Board of Directors, certified by the Secretary or an Assistant Secretary of Company authorizing this Agreement and evidencing compliance with Sections 4.24 and 4.25 hereof and (ii) a certificate dated the Closing Date, of an appropriate officer of Company (without any personal liability) certifying as to fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b).

                     (f) Registration Rights Agreement. Company shall have executed and delivered the Registration Rights Agreement.

                     (g) Opinion of Company's Counsel. Purchaser shall have received an opinion letter, dated as of the Closing Date, of Gibson, Dunn & Crutcher LLP, counsel to Company, in form and substance reasonably satisfactory to Purchaser. In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely on the opinion of Company's general counsel.

                     7.3 Conditions to Obligations of Company. The obligation of Company to complete the sale of the Securities hereunder is subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Company:

                     (a) Representations and Warranties. The representations and warranties of Purchaser made hereunder shall be true and correct in all material respects on and as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made on such date.

                     (b) Agreements. Purchaser shall have performed and complied in all material respects with all of the undertakings, covenants, conditions and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

                     (c) Officer's Certificate. Company shall have received a certificate signed by an appropriate officer of Purchaser certifying as to fulfillment of the conditions set forth in Sections 7.3(a) and 7.3(b).

                     (d) Opinion of Purchaser's Counsel. Company shall have received an opinion letter, dated as of the Closing Date, of Weil, Gotshal & Manges LLP, counsel to Purchaser, in form and substance reasonably satisfactory to Company.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

                     8.1 Voluntary Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                     (a) by mutual written consent of Company and Purchaser;

                     (b) by Purchaser, if either (i) any of the conditions set forth in Section 7.1 or 7.2 shall have become impossible to satisfy, and shall not have been waived by Purchaser, or (ii) Company shall breach in any material respect any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured in all material respects or waived and Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date;

                     (c) by Company, if either (i) any of the conditions set forth in Section 7.1 or 7.3 shall have become impossible to satisfy, and shall not have been waived by Company, or (ii) Purchaser shall breach in any material respect any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured in all material respects or waived and Purchaser shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date;

                     (d) by Company if (i) Company is not in material breach of
Section 6.4 hereof, (ii) the Board of Directors authorizes Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current form of such agreement to such notice, and
(iii) during the three-day period after Company's notice, (A) Company shall have negotiated with, and shall have caused its respective financial and legal advisors to, negotiate with Purchaser to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein and (B) the Board of Directors shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to Company's notice continues to be a Superior Proposal. Company may not effect such termination unless contemporaneously therewith Company pays to Purchaser in immediately available funds the fee required to be paid pursuant to Section 8.4. Company agrees (x) that it will not enter into a binding agreement referred to in clause
(ii) above until at least the fourth day after it has provided the notice to Purchaser required thereby and (y) to notify Purchaser promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

                     (e) by Purchaser, if Company accepts an offer or enters into a written agreement for an Acquisition Proposal;

                     (f) by either Company or Purchaser, if the Closing shall not have occurred on or before June 30, 2001;

                     (g) by either Company or Purchaser if, in the good faith judgment of the Board of Directors, the Board determines that it is in the best interests of the Company to commence a voluntary petition for reorganization relief pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. Company shall provide Purchaser notice of such determination as promptly as practicable following the Board's determination; or

                     (h) by Company if, in its good faith judgment after reasonable inquiry of Purchaser, Company determines that Purchaser is not pursuing the Refinancing in good faith.

                     In the event of a termination by Company or Purchaser pursuant to this Section 8.1, written notice thereof shall promptly be given to the other party hereto. Notwithstanding the foregoing, a party shall not be permitted to terminate this Agreement pursuant to clause (b) or (c) hereof if such party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would have a material adverse effect on the ability of such party to consummate the transactions contemplated hereby. Neither party may rely on the failure of any condition precedent set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with Section 6.1.

                     8.2 Effect of Termination. In the event of a termination by Company or Purchaser pursuant to Section 8.1, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated without further action by any party, and such termination shall be without liability of either party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party). Notwithstanding the foregoing, nothing in this Section 8.2 shall be deemed to release any party from any liability for (i) the willful failure of such party to fulfill a condition to the performance of any obligation of the other party hereto, (ii) any breach by such party of the terms and provisions of any covenant or agreement contained in this Agreement, or (iii) the breach by such party of any representation or warranty contained in this Agreement. The provisions of this
Article VIII and Article X and Sections 5.2(b) and 6.3 shall survive any termination of this Agreement pursuant to Section 8.1 hereof. In the event of a termination pursuant to Section 8.1(g), Purchaser shall have a liquidated damages claim of $3 million. Upon a termination of this Agreement pursuant to
Section 8.1(g), Purchaser shall be released from the restrictions set forth in paragraph 9 of the Non-Disclosure Agreement.

                     8.3 Fees and Expenses. Except as contemplated by Article IX hereof, each of the parties hereto shall pay the fees and expenses of its counsel, accountants, financial advisors and other experts and shall pay all other costs and expenses incurred by it in connection with the conduct of due diligence reviews, the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                     8.4 Break-Up Fee. In the event that this Agreement is terminated by Company or Purchaser for any reason and on or before November 10, 2001, Company accepts an offer or enters into a written agreement with respect to, or consummates, an Acquisition Proposal, Company shall pay to Purchaser in immediately available funds, at Purchaser's option, either (I) $15 million or
(II) in the case of an Acquisition Proposal involving the Common Stock of Company, an amount equal to the product of 3,000,000 multiplied by the excess of
(x) the fair market value of the consideration to be paid for each share of Common Stock pursuant to such Acquisition Proposal over (y) $2.50; provided, however, for the purpose of determining the amount referred to in clause (II), the amount referred to in clause (y) shall be adjusted downwards or upwards, as appropriate, to give effect to any stock split or reverse split applicable to the Common Stock or to any stock dividend or other distribution payable in shares of Common Stock which occurs after the date hereof. Company hereby waives any right to set off or counterclaim against Purchaser with respect to such payment.

                     8.5 Amendment. This Agreement may be amended, modified or supplemented at any time by an agreement in writing signed by the parties hereto by written agreement of Purchaser and Company.

                     8.6 Extension; Waiver. At any time prior to the Closing, Purchaser and Company may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument. The failure of Purchaser or Company to assert any of its rights hereunder shall not constitute a waiver of such rights nor in any way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every provision of this Agreement. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.


                                   ARTICLE IX
                                INDEMNIFICATION

                     9.1 Survival of Representation and Warranties. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of the later of (i) 12 months after the Closing Date or (ii) March 31 of the year following the year in which the Closing Date occurs, except that the representations and warranties contained in Sections 4.1 and 4.2 shall survive indefinitely and the representations and warranties contained in Section 4.15 and in the certificate delivered pursuant to section 7.2(e) as they relate to section 4.15 shall survive until the applicable statute of limitations has run for the matters contained therein. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

                     9.2 Indemnification. (a) Company shall indemnify Purchaser against and shall hold Purchaser harmless from any and all damages, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding, including any action, suit or proceeding against Company to enforce its indemnification rights hereunder) ("Damages") incurred or suffered by Purchaser arising out of any material misrepresentation or breach of warranty, covenant or agreement made or to be performed by Company pursuant to this Agreement; provided that (i) Company shall not be liable under this Section 9.2(a) with respect to any misrepresentation or breach of warranty unless the aggregate amount of Damages with respect to all misrepresentations and breaches of warranties exceeds $10 million, in which event Purchaser shall be entitled to make a claim against Company for the full amount of such Damages with respect to any misrepresentation or breach of warranty and (ii) Company's maximum liability under this Section 9.2(a) with respect to any misrepresentation or breach of warranty shall not exceed the aggregate amount invested by Purchaser in Company pursuant to this Agreement and the Rights Offering, up to a maximum amount of $350 million.

                     (b) Purchaser shall indemnify Company against and shall hold Company harmless from any and all Damages (including any action, suit or proceeding against Purchaser to enforce its indemnification rights hereunder) incurred or suffered by Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; provided that (i) Purchaser shall not be liable under this
Section 9.2(b) with respect to any misrepresentation or breach of warranty unless the aggregate amount of Damages with respect to all misrepresentations and breaches of warranties exceeds $10 million, in which event Company shall be entitled to make a claim against the Purchaser for the full amount of such Damages and (ii) Purchaser's maximum liability under this Section 9.2(b) with respect to any misrepresentation or breach of warranty shall not exceed the aggregate amount invested by Purchaser in Company pursuant to this Agreement and the Rights Offering, up to a maximum of $350 million.

                     9.3 Procedures. The party seeking indemnification under
Section 9.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided, however, that the failure of an Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder except (and then only to the extent that) the Indemnifying Party is actually materially prejudiced by reason of such failure to give prompt notice. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.2 for any settlement effected without its prior written consent (which shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.


                                   ARTICLE X
                                 MISCELLANEOUS

                     10.1 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile during the normal business hours of the recipient, or one Business Day after the date sent if sent by facsimile after the normal business hours of the recipient; provided that the sending party receives written confirmation that the facsimile has been successfully transmitted to the intended recipient, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

             (i)        If to Company, to:

                        The FINOVA Group Inc.
                        4800 North Scottsdale Road
                        Scottsdale, Arizona  85251-7623
                        Attention: William Hallinan, Senior Vice-President,
                                   General Counsel and Secretary
                        Facsimile No.:  (480) 636-4949

                        with a copy (which shall not
                        constitute notice) to:

                        Gibson, Dunn & Crutcher LLP
                        333 South Grand Avenue
                        Los Angeles, California  90071-3197
                        Attention:  Andrew E. Bogen, Esq.
                        Facsimile No.:  (213) 229-7520

             (ii)       If to Purchaser, to:

                        Leucadia National Corporation
                        315 Park Avenue South
                        New York, New York  10010
                        Attention:  Joseph S. Steinberg, President
                        Facsimile No.:  (212) 598-4869

                        with a copy (which shall not
                        constitute notice) to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York  10153
                        Attention:  Stephen E. Jacobs, Esq.
                        Facsimile No:  (212) 310-8007


Such names and addresses may be changed by notice given in accordance with this Section.

                     10.2 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein, other than the Continuing Directors and then solely with respect to the provisions of Sections
6.7 and 6.14 of this Agreement. The Continuing Directors shall be entitled to pursue such rights, remedies and claims at Company's expense.

                     10.3 Complete Agreement. This Agreement (including the Exhibits and Schedules attached hereto, all of which are a part hereof), together with the Non-Disclosure Agreement and the Transaction Documents, constitute the complete agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any previous agreement or understanding between them relating thereto. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained herein.

                     10.4 Assignability. Neither this Agreement nor any of the rights, interest or obligations hereunder or under any other Transaction Document shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, however, that Purchaser shall have the right to assign this Agreement and the other Transaction Documents to any wholly-owned Subsidiary of Purchaser without obtaining such consent.

                     10.5 Remedies. Purchaser, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement and the other Transaction Documents. Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement or any other Transaction Documents and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or any other Transaction Document or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                     10.6 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

                     10.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

                     10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                     10.9 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York without regard to the principles thereof relating to conflict of laws. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the federal or state courts located in the County of New York, State of New York. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 10.1 hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement and any other Transaction Document.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                     IN WITNESS WHEREOF, Company and Purchaser have executed this Agreement as of the day and year first above written.



                                   THE FINOVA GROUP INC.

                                   By: /s/ Matthew M. Breyne
                                       ----------------------------------------
                                       Name: Matthew M. Breyne
                                       Title: President and
                                              Chief Executive Officer



                                   LEUCADIA NATIONAL CORPORATION

                                   By: /s/ Joseph S. Steinberg
                                       ----------------------------------------
                                       Name: Joseph S. Steinberg
                                       Title: President